Exhibit 99.1

Critical Therapeutics Reports Financial Results for the Second Quarter Ended June 30, 2008

Merger with Cornerstone Currently Targeted to Close in Fourth Quarter of 2008

LEXINGTON, Mass.--(BUSINESS WIRE)--Critical Therapeutics, Inc. (NASDAQ: CRTX), a biopharmaceutical company focused on developing and commercializing innovative products for respiratory and inflammatory diseases, today reported financial results for the second quarter ended June 30, 2008.

Financial Results for the Three Months Ended June 30, 2008 and 2007

Total revenue for the second quarter of 2008 was $3.9 million, compared with $3.4 million in the second quarter of 2007. Total revenue for the second quarter of 2007 included collaboration and license revenue of $1.1 million, whereas no collaboration or license revenue was recorded in the second quarter of 2008.

Net product sales of ZYFLO CR® (zileuton) extended-release tablets and ZYFLO® (zileuton tablets) totaled approximately $3.9 million in the second quarter of 2008, compared with $2.3 million of net product sales of ZYFLO in the second quarter of 2007, an increase of 70 percent. Twice-daily ZYFLO CR was approved by the U.S. Food and Drug Administration (FDA) in May 2007 and commercially launched in September 2007. Critical Therapeutics and Dey, L.P. (DEY), a subsidiary of Mylan Inc., currently market ZYFLO CR in the U.S. The increase in net product sales during the second quarter of 2008 is primarily attributable to an 83 percent increase in prescription volume and an 11 percent increase in the wholesale acquisition price over the same period in 2007.

Operating expenses for the three months ended June 30, 2008 totaled $10.5 million, compared with $16.9 million in the second quarter of 2007, a decrease of approximately 38 percent.

  Cost of products sold in the second quarter of 2008 totaled $2.8 million, compared with $680,000 in the second quarter of 2007. Gross margins from product sales decreased to 27 percent in the second quarter of 2008 from 70 percent in the second quarter of 2007 primarily due to a charge of approximately $1.3 million related to eight batches of ZYFLO CR that could not be released into the Company’s commercial supply chain. In addition, the lower gross margins resulted from generally higher manufacturing costs, royalties and other expenses associated with the production of ZYFLO CR compared to ZYFLO.
  Research and development expenses decreased approximately 85 percent to $1.6 million in the second quarter of 2008 from $10.1 million in the second quarter of 2007. This decrease was primarily due to lower expenses in the second quarter of 2008 as a result of ZYFLO CR milestone fees that were paid and accrued for during the second quarter of 2007, as well as lower expenses associated with the Company’s Phase IV clinical trial for ZYFLO CR and its alpha-7 and HMGB1 programs.
  Sales and marketing expenses declined approximately 17 percent to $2.2 million in the second quarter of 2008 from $2.6 million in the second quarter of 2007.
  General and administrative expenses decreased approximately 21 percent to $2.8 million in the second quarter of 2008 from $3.5 million in the second quarter of 2007.

As the Company moves forward with its proposed merger with Cornerstone, it continues to focus on conserving cash. During the second quarter of 2008, the Company reduced its workforce by 21 employees, or approximately 28 percent. In connection with the workforce reductions, the Company recorded a restructuring charge of $1.2 million, primarily associated with severance, benefits and other related payments.

For the three months ended June 30, 2008, the Company posted a net loss of $6.6 million, or $0.15 per share. This compares with a net loss of $13.0 million, or $0.30 per share, for the same period in 2007.

Cash and investments totaled $11.2 million at June 30, 2008, compared with $20.5 million at March 31, 2008 and $34.1 million at December 31, 2007. Net cash expenditures were $9.3 million in the second quarter of 2008, compared with net cash expenditures of $5.5 million in the second quarter of 2007. Lower net cash expenditures in the second quarter of 2007 reflected a $4.0 million payment that the Company received from DEY in connection with the FDA approval of ZYFLO CR in May 2007, partially offset by milestone payments of $3.1 million made to third parties. As of June 30, 2008, the Company had 43.4 million common shares outstanding, excluding warrants and stock options.

Financial Results for the Six Months Ended June 30, 2008 and 2007

Total revenue for the six months ended June 30, 2008 increased approximately four percent to $7.2 million from $6.9 million for the same period in 2007. Total revenue for the first half of 2007 included collaboration and license revenue of $1.7 million, whereas no collaboration or license revenue was recorded in the first half of 2008.

Total operating expenses for the six months ended June 30, 2008 totaled $24.8 million, compared with $25.6 million for the same period in 2007. For the six months ended June 30, 2008, the Company posted a net loss of $17.4 million, or $0.41 per share, compared with a net loss of $17.6 million, or $0.41 per share for the same period last year.

Proposed Merger with Cornerstone BioPharma

On May 1, 2008, Critical Therapeutics announced the signing of a definitive merger agreement with Cornerstone BioPharma Holdings, Inc. (Cornerstone), a privately-held specialty pharmaceutical company focused on developing and commercializing prescription medications for respiratory disorders. Under the terms of the agreement, all outstanding shares of Cornerstone’s common stock will be converted into and exchanged for shares of Critical Therapeutics’ common stock and all outstanding Cornerstone options and warrants will be assumed by Critical Therapeutics and become options and warrants to acquire Critical Therapeutics’ common stock. Immediately following the effective time of the merger, the holders of Cornerstone’s common stock, options and warrants will own approximately 70 percent, and Critical Therapeutics’ stockholders will own approximately 30 percent, of the combined company’s common stock, after giving effect to shares issuable under outstanding Cornerstone options and warrants, but excluding shares issuable under outstanding Critical Therapeutics options and warrants. Consummation of the merger is subject to a number of closing conditions, including the approval of both Critical Therapeutics’ stockholders and Cornerstone’s stockholders, approval by NASDAQ of the re-listing of Critical Therapeutics’ common stock in connection with the merger, the continued availability of Critical Therapeutics’ products and other customary closing conditions. On May 2, 2008, Cornerstone’s stockholders approved the transaction pursuant to written consents in lieu of a meeting. In addition, Healthcare Ventures and Advanced Technology Ventures, who together hold approximately 19 percent of the issued and outstanding common stock of Critical Therapeutics, have entered into agreements whereby they have agreed to vote their shares in favor of the merger.

On July 22, 2008, Critical Therapeutics filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (SEC) containing a preliminary Proxy Statement/Prospectus in connection with the proposed merger with Cornerstone. The Registration Statement has not yet become effective and the information contained in the filing is subject to change. After the Registration Statement has been declared effective, a definitive Proxy Statement/Prospectus will be mailed to the stockholders of Critical Therapeutics prior to holding any special meeting of stockholders to vote on the proposed merger. The stock-for-stock transaction is currently targeted to close in the fourth quarter of 2008.

Commercial Update

Since the launch of ZYFLO CR in September 2007, the Company’s commercial organization has achieved an increase of approximately 61 percent in the average weekly total prescriptions of ZYFLO CR and ZYFLO (calculated as the change in the rolling average for the four-week period ending July 11, 2008, compared with the four-week period ending September 28, 2007).

In the second quarter of 2008, total prescriptions filled for ZYFLO CR and ZYFLO increased approximately 83 percent over the total number of prescriptions filled for ZYFLO in the second quarter of 2007 and 24 percent over the first quarter of 2008. Prescriptions filled for the quarter ended June 30, 2008 totaled approximately 17,100 units.

Critical Therapeutics has experienced supply chain issues with certain batches of ZYFLO CR tablets not meeting required specifications for release into the commercial supply chain. As a result, the Company, along with its three manufacturing partners for zileuton active pharmaceutical ingredient, tablets and coating and release, are investigating the cause of the ZYFLO CR supply chain issue. The investigation has yet to identify a clear source of the issue. Critical Therapeutics estimates that wholesale distributors and retail pharmacies will have sufficient inventory of ZYFLO CR to continue to provide product to patients through the fourth quarter of 2008. This estimated timing is based on: 1) the current level of sales; 2) the recent release and shipment to wholesale distributors of one batch of ZYFLO CR; and 3) the anticipated availability of four additional batches of ZYFLO CR, which the Company expects to be available for shipment to wholesale distributors beginning in August 2008.

Clinical and Preclinical Pipeline Update

Critical Therapeutics has two preclinical programs, alpha-7 and HMGB1, and two clinical-stage programs, zileuton injection and R(+) zileuton, in its product pipeline. In an effort to conserve its cash resources and reduce expenses, Critical Therapeutics does not expect to conduct any additional clinical or preclinical trials or incur substantial research and development expenses while the merger with Cornerstone is pending. It is anticipated that the combined company will implement a strategic review of its clinical and preclinical pipeline and may seek to maximize the value of any non-core programs through out-licensing, divestiture or spin-off transactions.

Conference Call Information

Critical Therapeutics will hold an audio webcast and conference call today to discuss the Company’s second quarter 2008 financial results. Investors and other interested parties can access the call as follows:

Date: Monday, August 11, 2008

Time: 5:00 p.m. (eastern)

Dial-in: (877) 407-5790 (U.S. and Canada)

(201) 689-8328 (International)

Webcast Information: www.crtx.com

A live and archived audio webcast of the conference call will be available for 30 days in the “Investors” section of Critical Therapeutics’ website. From the home page, click on “Investors” and then on “Webcasts & Presentations.”

About ZYFLO CR and ZYFLO

ZYFLO CR® (zileuton) extended-release tablets and ZYFLO® (zileuton tablets) are the only FDA-approved leukotriene synthesis inhibitors for the prophylaxis and chronic treatment of asthma in adults and children 12 years of age and older. ZYFLO CR and ZYFLO are not indicated for use in the reversal of bronchospasm in acute asthma attacks. Therapy with ZYFLO CR and ZYFLO can be continued during acute exacerbations of asthma.

The recommended dose of ZYFLO CR is two 600 mg extended-release tablets twice daily, within one hour after morning and evening meals, for a total daily dose of 2,400 mg. The recommended dose of ZYFLO is one 600 mg immediate-release tablet four times a day for a total daily dose of 2,400 mg.

ZYFLO CR and ZYFLO are contraindicated in patients with active liver disease or transaminase elevations greater than or equal to three times the upper limit of normal. A small percentage of patients treated with ZYFLO CR (2.5%) and ZYFLO (1.9%) in placebo-controlled trials showed an increased release of a liver enzyme known as ALT and bilirubin (an orange or yellowish pigment in bile). As a result, the level of liver enzymes in patients treated with ZYFLO CR and ZYFLO should be measured by a simple blood test. It is recommended that physicians perform this test before administering ZYFLO CR and ZYFLO and repeat the test on a regular basis while patients are on the medication. Patients taking ZYFLO CR and theophylline should reduce the theophylline dose by 50%. Patients taking ZYFLO CR and propranolol or warfarin should be monitored and doses adjusted as appropriate. Most common side effects associated with the use of ZYFLO CR and ZYFLO are sinusitis, nausea and pharyngolaryngeal pain and abdominal pain, upset stomach and nausea, respectively.

For full prescribing information for ZYFLO CR, please visit www.zyflocr.com or call the Company's toll free telephone number 1-866-835-8216 to request medical information. For full prescribing information for ZYFLO, please visit www.zyflo.com or call the Company's toll free telephone number 1-866-835-8216 to request medical information.

About Critical Therapeutics, Inc.

Critical Therapeutics, Inc. is developing and commercializing innovative products for respiratory and inflammatory diseases. Critical Therapeutics owns worldwide rights to two FDA-approved drugs for the prevention and chronic treatment of asthma in patients 12 years of age and older: twice-daily ZYFLO CR® (zileuton) extended-release tablets and ZYFLO® (zileuton tablets). Critical Therapeutics is developing products for acute asthma attacks that lead patients to the emergency room and other urgent care settings. Critical Therapeutics also is developing therapies directed toward the body’s inflammatory response. Critical Therapeutics is located in Lexington, Mass. For more information, please visit www.crtx.com.

Important Additional Information

In connection with the proposed transaction with Cornerstone, Critical Therapeutics has filed with the SEC a Registration Statement on Form S-4 that includes a preliminary Proxy Statement/Prospectus and plans to file with the SEC and mail to its stockholders a definitive Proxy Statement/Prospectus. The Registration Statement and the preliminary Proxy Statement/Prospectus contain, and the definitive Proxy Statement/Prospectus when it becomes available will contain, important information about Critical Therapeutics, Cornerstone, the transaction and related matters. Investors and security holders are urged to read carefully the Registration Statement and the preliminary Proxy Statement/Prospectus and, when it becomes available, the definitive Proxy Statement/Prospectus. Investors and security holders may obtain free copies of the Registration Statement and the preliminary Proxy Statement/Prospectus and other documents filed with the SEC by Critical Therapeutics, including the definitive Proxy Statement/Prospectus when it becomes available, through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Registration Statement, after it is declared effective, and the definitive Proxy Statement/Prospectus, when it becomes available, from Critical Therapeutics by contacting Critical Therapeutics, Inc., Attn: Chief Financial Officer, 60 Westview Street, Lexington, MA 02421.

Critical Therapeutics, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Critical Therapeutics’ directors and executive officers is contained in Critical Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2007, as amended, its Proxy Statement dated April 25, 2008 with respect to Critical Therapeutics’ 2008 Annual Meeting of Stockholders, its Current Reports on Form 8-K dated April 24, 2008 and July 16, 2008 and the preliminary Proxy Statement/Prospectus with respect to the proposed transaction with Cornerstone, each of which are filed with the SEC. Additional information regarding the interests of these and other persons who may be deemed to be participants in the proposed transaction may be obtained by reading the Registration Statement, after it is declared effective, and the definitive Proxy Statement/Prospectus, when it becomes available. As of June 30, 2008, Critical Therapeutics’ directors and executive officers beneficially owned approximately 10,406,191 shares, or 23 percent, of Critical Therapeutics’ common stock.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc. (“Critical Therapeutics” or “the Company”), including, without limitation, statements regarding the proposed transaction between the Company and Cornerstone, including the expected timetable for completing the transaction; future financial and operating results, including the anticipated strategic review of Critical Therapeutics’ clinical and preclinical pipeline and subsequent actions related thereto; benefits and synergies of the transaction with Cornerstone; future opportunities for the combined company; possible therapeutic benefits, market acceptance and future sales of ZYFLO CR; the continued availability of ZYFLO CR; the progress and timing of drug development programs and related trials; the efficacy of drug candidates; strategy, future operations, financial position, future revenues, and projected costs; prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “target,” “may,” “plan,” “project,” “could,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: the ability to consummate the proposed transaction with Cornerstone; the ability to successfully integrate operations and employees with Cornerstone; the ability to realize anticipated synergies and cost savings of the transaction with Cornerstone; the continued listing of Critical Therapeutics’ common stock on NASDAQ, including the Company’s ability to achieve and sustain compliance with all NASDAQ listing requirements; the ability to successfully market and sell ZYFLO CR, including the success of Critical Therapeutics’ co-promotion arrangement with DEY; the ability to transition the Company’s management team effectively; the ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO CR; patient, physician and third-party payor acceptance of ZYFLO CR and ZYFLO as safe and effective therapeutic products; adverse side effects experienced by patients taking ZYFLO CR or ZYFLO; Critical Therapeutics’ heavy dependence on the commercial success of ZYFLO CR; the ability to maintain regulatory approvals to market and sell ZYFLO CR; the ability to successfully enter into additional strategic co-promotion, collaboration or licensing transactions on favorable terms, if at all; the results of preclinical studies and clinical trials with respect to products under development and whether such results will be indicative of results obtained in later clinical trials; the ability to obtain the substantial additional funding required to conduct development and commercialization activities; the Company’s dependence on its strategic collaboration with MedImmune, Inc.; and the Company’s ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO CR, its discoveries and its drug candidates. These and other risks are described in greater detail in the “Risk Factors” sections of the Registration Statement on Form S-4 that Critical Therapeutics filed with respect to the proposed transaction with Cornerstone and its Quarterly Report on Form 10-Q and other filings that Critical Therapeutics makes with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

In addition, the statements in this press release reflect Critical Therapeutics' expectations and beliefs only as of the date of this release. Critical Therapeutics anticipates that subsequent events and developments will cause its expectations and beliefs to change. However, while Critical Therapeutics may elect to update these forward-looking statements publicly at some point in the future, the Company specifically disclaims any obligation to do so, except as required by law, whether as a result of new information, future events or otherwise. In general, Critical Therapeutics’ forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, business development transactions, joint ventures or investments, except that in particular circumstances as specifically indicated the Company may address the potential impact of the proposed transaction with Cornerstone. These forward-looking statements should not be relied upon as representing the views of Critical Therapeutics as of any date subsequent to the date of this release.

ZYFLO CR® and ZYFLO® are registered trademarks of Critical Therapeutics, Inc.

CRITICAL THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
in thousands except share and per share data	2008	2007	2008	2007
Revenues:
Net product sales	$3,894	$2,291	$7,227	$5,185
Revenue under collaboration and license agreements	-	1,136	-	1,737
Total revenues	3,894	3,427	7,227	6,922
Costs and expenses:
Cost of products sold	2,832	680	4,657	1,421
Research and development	1,563	10,104	6,927	13,022
Sales and marketing	2,153	2,600	6,031	4,582
General and administrative	2,796	3,533	6,010	6,588
Restructuring charges	1,204	-	1,204	-
Total costs and expenses	10,548	16,917	24,829	25,613
Operating loss	(6,654)	(13,490)	(17,602)	(18,691)
Other income (expense):
Interest income	71	564	289	1,154
Interest expense	(36)	(30)	(85)	(69)
Total other income	35	534	204	1,085
Net loss	($6,619)	($12,956)	($17,398)	($17,606)

Net loss per share	($0.15)	($0.30)	($0.41)	($0.41)
Basic and diluted weighted-average common shares outstanding	42,910,348	42,571,420	42,857,558	42,513,852

CRITICAL THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
in thousands	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$10,952	$33,828
Accounts receivable, net and other	1,520	1,304
Inventory, net	7,760	5,599
Prepaid expenses and other	2,490	2,174
Total current assets	22,722	42,905
Fixed assets, net	352	1,151
Other assets	284	868
Total assets	$23,358	$44,924

Liabilities and Stockholders' Equity:
Current liabilities:
Current portion of long-term debt	$0	$370
Deferred co-promotion fees	10,750	11,434
Accounts payable and accrued expenses	11,432	14,275
Total current liabilities	22,182	26,079
Long-term portion of accrued license fees, less current portion	0	1,754
Stockholders' equity	1,176	17,091
Total liabilities and stockholders' equity	$23,358	$44,924

CRITICAL THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
	June 30,
in thousands	2008	2007
Cash flows from operating activities:
Net loss	($17,398)	($17,606)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	235	335
Other non-cash items	366	(378)
Stock-based compensation expense	1,499	2,038
Changes in assets and liabilities:
Accounts receivable and other	(216)	482
Inventory	(2,161)	(337)
Prepaid expenses and other assets	(148)	(1,211)
Accounts payable and accrued expenses	(4,676)	3,061
Deferred product and collaboration revenue	-	(1,853)
Deferred co-promotion fees	(684)	6,943
Net cash used in operating activities	(23,183)	(8,526)
Cash flows from investing activities:
Proceeds from sale of investment	400	-
Proceeds from sale of fixed assets	278	212
Purchases of fixed assets	(1)	-
Net cash provided by investing activities	677	212
Cash flows from financing activities:
Proceeds from exercise of stock options and other	-	295
Repayments of long-term debt and capital lease obligations	(370)	(556)
Net cash used in financing activities	(370)	(261)
Net decrease in cash and cash equivalents	(22,876)	(8,575)
Cash and cash equivalents at beginning of period	33,828	48,388
Cash and cash equivalents at end of period	$10,952	$39,813

CONTACT:
Critical Therapeutics, Inc.
Linda S. Lennox, 781-402-5708
Vice President, Investor & Media Relations
llennox@crtx.com